Exhibit 99.2

TRAVEL + LEISURE CO. ANNOUNCES PRICING OF $500 MILLION OF
SENIOR SECURED NOTES DUE 2033 WITH OPTIONAL REDEMPTION
ORLANDO, Fla. (August 5, 2025) – Travel + Leisure Co. (NYSE:TNL) (the “Company”) announced today the pricing of its private offering (the "Offering") of $500 million aggregate principal amount of its senior secured notes due 2033 (the "Notes"). The Offering is expected to close on August 19, 2025. The closing of the Offering is subject to the satisfaction of customary and market conditions.
The Company intends to use the net proceeds of this Offering to redeem all of the Company’s outstanding 6.60% secured notes due October 2025, towards repayment of outstanding borrowings under our revolving credit facility, to pay the fees and expenses incurred in connection with the Offering and, to the extent there are any remaining proceeds, for general corporate purposes which may include future debt paydowns.
The Notes will bear interest at the rate of 6.125% per year. Interest on the Notes will be payable semi-annually on March 1 and September 1 of each year, commencing March 1, 2026. The Notes will mature on September 1, 2033, unless earlier redeemed in accordance with their terms. Prior to August 15, 2028, we will be entitled at our option to redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus a “make-whole premium” plus any accrued and unpaid interest. At any time on or after August 15, 2028, we may redeem all or a portion of the Notes at certain redemption prices above their face amount plus any accrued and unpaid interest. On or after August 15, 2030 we will be able to redeem the Notes at par plus any accrued and unpaid interest. The Notes were offered at a price of 100% of their principal amount.
The Notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), any state securities laws or the securities laws of any other jurisdiction, and may not be offered or sold in the United States, or for the benefit of U.S. persons, except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities or blue sky laws. Accordingly, the Notes were offered only to persons reasonably believed to be "qualified institutional buyers," as that term is defined under Rule 144A of the Securities Act, or to non-"U.S. persons" in offshore transactions in accordance with Regulation S under the Securities Act.
A confidential offering memorandum for the Offering of the Notes has been made available to such eligible persons. The Offering is being conducted in accordance with the terms and subject to the conditions set forth in such confidential offering memorandum.
This press release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offer, or solicitation to buy, if at all, will be made only by means of a confidential offering memorandum. This press release does not constitute a notice of redemption of its 6.60% secured notes due October 2025.
About Travel + Leisure Co.
Travel + Leisure Co. is a leading leisure travel company, providing more than six million vacations to travelers around the world every year. The company operates a portfolio of vacation ownership, travel club, and lifestyle travel brands designed to meet the needs of the modern leisure traveler, whether they’re traversing the globe or staying a little closer to home. With hospitality and responsible tourism at its heart, the company’s nearly 19,000 dedicated associates around the globe help the company achieve its mission to put the world on vacation.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements contained in this press release include statements related to the Offering and the use of proceeds therefrom.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the acquisition of the Travel + Leisure brand and the future prospects and plans for Travel + Leisure Co., including our ability to execute our strategies to grow our cornerstone timeshare and exchange businesses and expand into the broader leisure travel industry through travel clubs; our ability to compete in the highly competitive timeshare and leisure travel industries; uncertainties related to acquisitions, dispositions and other strategic transactions; the health of the travel industry and declines or disruptions caused by adverse economic conditions (including inflation, recent tariff actions and other trade restrictions, higher interest rates, and recessionary pressures), travel restrictions, terrorism or acts of gun violence, political strife, war (including hostilities in Ukraine and the Middle East), pandemics, and severe weather events and other natural disasters; adverse changes in consumer travel and vacation patterns, consumer preferences and demand for our products; increased or unanticipated operating costs and other inherent business risks; our ability to comply with financial and restrictive covenants under our indebtedness; our ability to access capital and insurance markets on reasonable terms, at a reasonable cost or at all; maintaining the integrity of internal or customer data and protecting our systems from cyber-attacks; the timing and amount of future dividends and share repurchases, if any; and those other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 19, 2025, and subsequent periodic reports filed with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, subsequent events or otherwise.

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Investor Contact: Investor Relations IR@travelandleisure.com	Media Contact: Public Relations Media@travelandleisure.com